EXHIBIT 10.2

[BR Letterhead]

[Date]

[Name and Address]

Dear [ ]:

At the meeting of the Compensation Committee of the Board of Directors on [     ], you were awarded [     ] restricted shares of Burlington Resources common stock under the Company’s 2002 Stock Incentive Plan. This award is in recognition of your contribution to the continued success of Burlington Resources.

The restrictions on the stock will lapse automatically on [ ] if you are still employed with BR, or earlier if you die or incur a Permanent Disability (as defined in the Plan). If your employment is terminated without Cause (as defined in the Plan) or for Good Reason (as defined by the Plan) the restrictions will also lapse. During the restriction period these shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of. However, you may vote the shares and receive any dividends during the restricted period. Dividends will be paid directly to you.

Under current tax laws, no tax is due on the shares during the restriction period, except that dividends paid are taxed in the year received as ordinary income. When the restrictions lapse, ordinary income tax is due on the current market value of the shares. If you prefer, you may make a section 83(b) election to be taxed on the value of the stock at the time of grant, provided such election is made within 30 days of the grant date in accordance with IRS regulations. If such an election is made, dividends received during the restriction period will not be subject to withholding.

This grant is subject to all terms and conditions of the Plan.

Again, thank you for your efforts. If you have any questions, please contact [ ] in Human Resources.

Sincerely,

[ ]